AMENDMENT TO SUB-ADVISORY AGREEMENT


      This is an Amendment to the Sub-Advisory Agreement made and entered into between INVESCO Trust Company, a Colorado corporation (the "Trust Company"), and INVESCO Funds Group, Inc., a Delaware corporation ("IFG"), as of the 30th day of April, 1993 (the "Sub- Agreement").

      WHEREAS, IFG has entered into an Investment Advisory Agreement with the INVESCO Income Funds, Inc. (the "Company"), pursuant to which IFG is required to provide investment advisory services to specific Funds making up the Company, and, upon receipt of written approval of the Company, is authorized to retain companies which are affiliated with IFG to provide such services; and

      WHEREAS, the Company and IFG desires to have the Trust Company perform investment advisory services with respect to management of the assets of the Company allocable to the INVESCO Short-Term Bond Fund of the Company, and the Trust Company is willing and able to perform such services on the terms and conditions set forth in the Sub-Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in the Sub-Agreement, it is agreed that the terms and conditions of the Sub-Agreement shall be applicable to the Company's assets allocable to the INVESCO Short-Term Bond Fund, to the same extent as if the INVESCO Short-Term Bond Fund were to be added to the definition of "Portfolios" as utilized in the SubAgreement, and that IFG shall pay the Trust Company a fee for services provided to the INVESCO Short-Term Bond Fund by the Trust Company under the Sub-Agreement based upon the average daily value of such Fund's net assets at the following annual rates: 0.25% of the first $300 million of such Fund's average net assets; 0.20% of the next $200 million of such Fund's average net assets; and 0.15% of such Fund's average net assets in excess of $500 million.


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      IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the
Sub-Agreement on this 29th day of September, 1993.

                                    INVESCO TRUST COMPANY

                                    By:   /s/ Ronald L. Grooms
                                          ---------------------------
                                          Ronald L. Grooms, Senior
                                          Vice President
ATTEST:

/s/ Glen A. Payne
----------------------------
Glen A. Payne, Secretary
(CORPORATE SEAL)


                                    INVESCO FUNDS GROUP, INC.


                                    By:   /s/ Dan J. Hesser
                                          -----------------------------
                                          Dan J. Hesser, President
ATTEST:


/s/ Glen A. Payne
----------------------------
Glen A. Payne, Secretary
(CORPORATE SEAL)